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                                         HFS INCORPORATED AND SUBSIDIARIES                               EXHIBIT 11
- -------------------------------------------------------------------------------------------------------------------

                                         COMPUTATION OF PER SHARE EARNINGS
- -------------------------------------------------------------------------------------------------------------------

                                                    (Unaudited)
                                       (In thousands, except per share data)








                                         FOR THE THREE MONTHS ENDED MARCH 31,
                                      ----------------------------------------
                                             1996                 1995
                                      ------------------   -------------------
                                                  FULLY                 FULLY
                                      PRIMARY    DILUTED    PRIMARY    DILUTED
                                     --------   --------   --------   ---------
Net income                           $ 22,818   $ 22,818   $ 12,062   $ 12,062
Convertible debt interest and
   amortization of deferred loan
   costs, net of tax                    1,122      1,122       --         --
                                     --------   --------   --------   --------

Net income as adjusted               $ 23,940   $ 23,940   $ 12,062   $ 12,062
                                     ========   ========   ========   ========

Weighted average
   common shares outstanding          102,713    102,713     92,620     92,620
Incremental shares for outstanding
   stock options and warrants           9,769     10,117      7,930      8,864
Contingent shares                        --         --        1,072      1,072
Convertible debt                        8,258      8,258       --         --
                                     --------   --------   --------   --------

Weighted average
   common and common
   equivalent shares outstanding      120,740    121,088    101,622    102,556
                                     ========   ========   ========   ========

Net income per share                 $   0.20   $   0.20   $   0.12   $   0.12
                                     ========   ========   ========   ========
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